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                                                                    Exhibit 23.5


               Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Intermedia Communications Inc. for the registration of 2,549,381 shares of Common Stock of our report, which contains an explanatory paragraph relating to the changing of the method of accounting for Shared Technologies Fairchild Inc.'s investment in one of its subsidiaries, dated March 1, 1996, on our audits of the consolidated financial statements and financial statement schedule of Shared Technologies Fairchild Inc. as of December 31, 1995 and for the years ended December 31, 1995 and 1994. We also consent to the reference to our firm under the caption "Experts".


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                                            /s/ Rothstein, Kass & Company, P.C.


Roseland, New Jersey
February 9, 1998